EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated November 30, 2005, relating to the consolidated financial statements and financial statement schedule of Conexant Systems, Inc. and management’s report on the effectiveness of internal control over financial reporting (which report on the consolidated financial statements and related financial statement schedule expresses an unqualified opinion and includes explanatory paragraphs referring to a restatement to report the June 27, 2003 spin-off of the Mindspeed Technologies business as discontinued operations and a change in method of accounting for goodwill and intangible assets in fiscal 2003) appearing in the Annual Report on Form 10-K of Conexant Systems, Inc. for the year ended September 30, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Costa Mesa, California
May 31, 2006